EXHIBIT 3(ii)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DINELLO RESTAURANT VENTURES, INC.

A Florida Corporation

Diane J. Harrison certifies that:

1.  Diane J. Harrison is the duly elected and acting Secretary/Treasurer of the corporation herein above named.

2.  The Articles of Incorporation of the corporation shall be amended and restated to read in full as follows:

ARTICLE I.

The name of the corporation shall be Dinello Restaurant Ventures, Inc. and shall be governed by Title XXXVI Chapter 607 of the Florida Statutes.

ARTICLE II.

The nature of the business shall be to engage in restaurant operations as well as any lawful activity permitted by the laws of the State of Florida, and desirable to support the continued existence of the corporation.

The corporation shall have the power to conduct its business both within and outside the State of Florida.

ARTICLE III.

The principal office of the corporation shall be:  2701 4th Street North, #102/103, St. Petersburg, Florida 33704.

ARTICLE IV.

The total authorized capital stock of the corporation shall be Five Hundred Million (500,000,000) shares of common stock with a par value of $.01 per share, all or any part of which capital stock may be paid for in cash, in property or in labor and services at a fair valuation to be fixed by the Board of Directors. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Each share of stock shall have voting privileges and will be eligible for dividends.

There shall be one class of preferred blank check stock to be issued solely at the discretion of the Board of Directors.

ARTICLE V.

The corporation shall have perpetual existence.  The date when the corporation existence shall commence is April 3, 2003 upon the filing of the original articles of incorporation.

EXHIBIT 3(ii)

ARTICLE VI.

The registered agent and the office of the resident agent shall be as follows:

Harrison Law, P.A.: 6860 Gulfport Blvd. South, #162, South Pasadena, FL 33707.

ARTICLE VII.

The governing board of this corporation shall be known as Directors, which shall consist of not less than one (1) Director and not more than fifteen (15) directors and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this corporation, provided that the number of directors shall not be reduced to less than one (1) Director.

The election of directors shall be on an annual basis.  Each of the said Directors shall be of full and legal age.

A quorum for the transaction of business shall be a simple majority of the Directors so qualified and present at a meeting. Meetings of the Board of Directors may be held within or without the State of Florida and members of the Board of Directors need not be stockholders.  Attendance at any meeting of the Board of Directors may be in person or by any electronic or telephonic means accessible.

ARTICLE VIII.

The names and post office addresses of the Board of Directors of the corporation are:

Diane J. Harrison: 6860 Gulfport Blvd. South, #162, South Pasadena, FL 33707.

John Paquette:  6860 Gulfport Blvd. South, #162, South Pasadena, FL 33707.

ARTICLE IX.

The names and post office addresses of the Officers, subject to this Charter and the By-Laws of the corporation and the laws of the State of Florida, shall hold office for the first year of business or until removal, resignation or an election is held by the Board of Directors for the election of the officers and or the successors have been duly elected and qualified are:

Diane J. Harrison, Secretary/Treasurer:  6860 Gulfport Blvd. South, #162, South Pasadena, FL 33707.

John Paquette, President:  6860 Gulfport Blvd. South, #162, South Pasadena, FL 33707.

ARTICLE X.

The names and post office addresses of the subscribers to these Articles of Incorporation are:

Diane J. Harrison: 6860 Gulfport Blvd. South, #162, South Pasadena, FL.

ARTICLE XI.

The corporation shall have the power to indemnify any officer, director or former officer or director to the fullest extent permitted by law.

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ARTICLE XII.

If all of the directors severally and collectively consent in writing to any action taken or to be taken by the corporation and the writings evidencing their consent are filed with the Secretary of the Corporation, the action shall be as valid as though it had been authorized at a meeting of the Board of Directors.

The undersigned, being the subscriber to these Articles of Incorporation, for the purpose of forming a corporation to do business both within and without the State of Florida, and in pursuance of the general corporation law of the State of Florida, does make and file this certificate, hereby declaring and certifying the facts hereinabove stated are true and accordingly has hereunto set her hand this 28th day of July 2010.

I further declare under penalty of perjury under the laws of the State of Florida that the matters set forth in this Amended and Restated Articles of Incorporation are true and correct to the best of my knowledge.

/s/ DIANE J. HARRISON

Diane J. Harrison

EXHIBIT 3(ii)

CERTIFICATE OF RESTATED ARTICLES OF INCORPORATION

In accordance with Title XXXVI, Chapter 607, Section 607.1007 of the Florida Statutes, the Board of Directors of Dinello Restaurant Ventures, Inc. has approved the filing of Amended and Restated Articles of Incorporation and that this Restatement does contain amendment(s) that required shareholder approval and that the Board of Directors adopted the Restatement after submission of the same to the shareholders and a majority approval by the shareholders.

The Shareholders at a meeting duly held on the 28th day of July, 2010 adopted the Restated Articles of Incorporation and any and all amendments, to the original Articles of Incorporation of Dinello Restaurant Ventures, Inc. and that the number of votes cast for the amendment(s) by the shareholders was sufficient for approval in accordance with Title XXXVI, Chapter 607, Section 607.1006.  The duly adopted and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments to them.

The undersigned, being the Secretary/Treasurer, for the purpose of filing this Certificate with the state of Florida, and in pursuance of the general corporation law of the State of Florida does make and file this certificate, hereby declaring and certifying the facts hereinabove stated are true, and accordingly has hereunto set her hand this 28th day of July, 2010.

/s/ DIANE J. HARRISON

Diane J. Harrison

EXHIBIT 3(ii)

WRITTEN ACCEPTANCE BY REGISTERED AGENT

I, Diane J. Harrison, Esq. of Harrison Law, P.A., the undersigned, being the registered agent for DINELLO RESTAURANT VENTURES, INC., do hereby state that I am familiar with and accept the duties and responsibilities as registered agent for said corporation. I hereby declare and certify the facts hereinabove stated are true, and accordingly hereunto set my hand this 28th day of July, 2010.

/s/ DIANE J. HARRISON, ESQ.

Diane J. Harrison, Esq.

Harrison Law, P.A.